                                                                     Exhibit 1.1
                                                                     -----------

The Stock Exchange of Hong Kong Limited takes no responsibility for the contents of this announcement, makes no representation as to its accuracy or completeness and expressly disclaims any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.


                             ("JILIN CHEMICAL LOGO")
                    JILIN CHEMICAL INDUSTRIAL COMPANY LIMITED
                             ("CHINESE CHARACTERS")
 (a joint stock limited company incorporated in the People's Republic of China)
                                (STOCK CODE:368)

                                  ANNOUNCEMENT

--------------------------------------------------------------------------------
The Board wishes to announce that an Independent Board Committee comprising all of the independent non-executive directors of the Company has been established to advise the Independent Shareholders in respect of the A Share Takeover Offer and the H Share Takeover Offer. CICC has been appointed as the PRC domestic independent financial adviser and Platinum has been appointed as the Hong Kong independent financial adviser to advise the Independent Board Committee and the Independent Shareholders in respect of the A Share Takeover Offer and the H Share Takeover Offer, respectively.
--------------------------------------------------------------------------------

Reference is made to the joint announcement on the possible takeover offer of Jilin Chemical Industrial Company Limited (the "Company") jointly published by PetroChina Company Limited ("PetroChina"), the Controlling Shareholder of the Company, and the Company on 28 October 2005.

The Company wishes to announce that in relation to: (i) the possible voluntary conditional offer ("A Share Takeover Offer") by PetroChina to acquire all of the outstanding A shares of the Company not already owned by PetroChina and parties acting in concert with it; and (ii) the possible voluntary conditional offer ("H Share Takeover Offer") by Citigroup Global Markets Asia Limited on behalf of PetroChina to acquire all of the outstanding H shares, including all of the H shares represented by American depositary shares, of the Company not already owned by PetroChina and parties acting in concert with it, an independent board committee comprising all of the independent non-executive directors of the Company has been established to advise the independent shareholders of the Company ("Independent Shareholders") in respect of the A Share Takeover Offer and the H Share Takeover Offer. Each of China International Capital Corporation Limited ("CICC") and Platinum Securities Company Limited ("Platinum") has been appointed as the independent financial adviser to advise the Independent Board Committee and the Independent Shareholders in respect of the A Share Takeover Offer and the H Share Takeover Offer, respectively.

The directors of the Company jointly and severally accept full responsibility for the accuracy of the information contained in this announcement and confirm, having made all reasonable enquiries, that to the best of their knowledge, opinions expressed in this announcement have been arrived at after due and careful consideration and there are no other facts not contained in this announcement, the omission of which would make any statement in this announcement misleading.

As of the date hereof, the Board comprises of:

Executive Directors:     Yu Li, Zhang Xingfu, Li Chongjie

Non-executive Directors: Yang Dongyan, Ni Muhua, Jiang Jixiang, Xiang Ze

Independent
Non-executive Directors: Lu Yanfeng, Zhou Henglong, Wang Peirong, Fanny Li



                                         By order of the Board of Directors
                                                  Zhang Li Yan
                                                  Company Secretary


7 November 2005


"Please also refer to the published version of this announcement in South China Morning Post."

                                     *******

This announcement does not constitute an offer to purchase, an offer for sale of or a solicitation of an offer to sell or purchase any securities in the United States. Securities may not be offered or sold in the United States absent registration or an exemption from registration.

Investors should carefully read any filings made by the Company or PetroChina Company Limited in connection with the conditional offer for shares of the Company, including any tender offer statement on Schedule TO, related solicitation/recommendation statement on Schedule 14D-9 and any other documents relating to the offer for the shares of Jilin Chemical Industrial Company Limited, if and when any such documents are filed with the U.S. Securities and Exchange Commission (the "SEC") because they will contain important information. If and when filed with the SEC, any such Schedule TO, Schedule 14D-9 and any related documents will be available free of charge at the SEC's web site, at www.sec.gov.

Certain statements contained in this announcement might be viewed as "forward-looking statements" within the meaning of the U.S. Securities Act of 1933 and the U.S. Securities Exchange Act of 1934. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the performance or financial condition of the Company to be materially different from any future performance or financial condition implied by such statements.

                                       2